EX-99.23(d)(68)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                         A I M CAPITAL MANAGEMENT, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and A I M CAPITAL MANAGEMENT, INC., a Texas corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of October 29, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Series Trust; and

     WHEREAS, the JNL/AIM Premier Equity II Fund has been merged into JNL/AIM Large Cap Growth Fund; and

     WHEREAS, the sub-advisory fees for the Funds will be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated May 3, 2004, attached hereto.

     2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 3, 2004, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 3rd day of May, 2004.

JACKSON NATIONAL ASSET              A I M CAPITAL
MANAGEMENT, LLC                     MANAGEMENT, INC.


By:   /s/ ANDREW B. HOPPING         By:
     ----------------------            -----------------------------

Name:    ANDREW B. HOPPING          Name:
       --------------------                -------------------------

Title:            PRESIDENT         Title:
        -------------------                -------------------------


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                                   SCHEDULE A
                                DATED MAY 3, 2004

                                     (Funds)

                          JNL/AIM Large Cap Growth Fund
                          JNL/AIM Small Cap Growth Fund

                                   SCHEDULE B
                                DATED MAY 3, 2004
                                 (Compensation)


                          JNL/AIM LARGE CAP GROWTH FUND

                           AVERAGE DAILY NET ASSETS           ANNUAL RATE

                           $0 TO 50 MILLION:                       .500%
                           $50 MILLION TO $200 MILLION:            .475%
                           $200 MILLION TO $500 MILLION:           .450%
                           AMOUNTS OVER $500 MILLION:              .400%

                          JNL/AIM SMALL CAP GROWTH FUND

                           AVERAGE DAILY NET ASSETS           ANNUAL RATE

                           $0 TO 500 MILLION:                      .65%
                           AMOUNTS OVER $500 MILLION:              .60%